Exhibit 10.8

SEMLER SCIENTIFIC, INCORPORATED

SERVICE & SUPPLY AGREEMENT

THIS SERVICE AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of April 28, 2011 (the “Effective Date”) by and between Phoenix DeVentures, Inc., a California corporation with principal offices at 18655 Madrone Pkwy Suite 180, Morgan Hill, CA 95037 (the “Supplier”), and Semler Scientific Inc., a Oregon corporation with principal offices at 2330 NW Everett St, Portland, OR 97210 (“SSI”).

RECITALS

A.          WHEREAS, the Supplier has significant experience in the design, development and manufacturing of medical devices; and

B.          WHEREAS, SSI wishes to engage the Supplier as a manufacturer of certain SSI products, subject to the terms and conditions of this Agreement, and wishes to set forth the terms and conditions under which it will purchase such products from the Supplier, and the Supplier wishes to accept such engagement by SSI;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, and intending to be legally bound, THE PARTIES AGREE AS FOLLOWS:

1)	Supplier Obligations.

a)	The Supplier shall plan, purchase, inspect, manufacture, test, package, label, store, and ship the products set forth in Schedule 1 attached hereto, as such schedule may be amended from time to time by mutual written agreement of the parties (each a “Product”) for SSI on a non-exclusive basis, in accordance with the terms and conditions set forth in this Agreement and with each Product’s Specifications (defined below). In addition, Supplier shall provide other services as described in this Agreement, including, but not limited to: Engineering Services, Document Control, Warehousing, and non-Product fulfillment.

b)	Facility Registration. The Supplier shall maintain registration of any facility manufacturing any Products with the U.S. FDA and any other required State or Local agencies. The Supplier shall maintain its Quality System registrations with an accredited body in accordance with the U.S. FDA-QSR (Quality System Regulation), and other applicable State and Local regulations.

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c)	Facility Audit. At mutually acceptable times, SSI may: (i) audit the areas of the Supplier’s facility that directly affect the design, development, manufacture, testing, packaging, labeling, storage, and shipment of any Products; (ii) observe the design, development, manufacture, testing, packaging, labeling, storage, and shipment of any Products; (iii) observe any inspection of any such areas by the U.S. FDA or any other regulatory or certification authorities; and (iv) inspect copies of the manufacturing and related records for the purposes of assuring quality of the Products and compliance with Specifications; provided in each case that SSI is responsible for the acts of its own personnel or any auditors, and that such personnel and auditors are subject to the Supplier’s security requirements and confidentiality restrictions.

d)	Notification. The Supplier shall notify SSI within 1 week of: (i) any change in its Quality System that relates to the Product; (ii) any change or loss in certification status, including but not limited to changes in FDA/FDB registration(s) or ISO 13485 certification; (iii) any new or changed instructions or specifications required by the U.S. FDA or other applicable governmental or regulatory agencies in the U.S. or any other jurisdictions in which SSI has informed the Supplier any Products are intended for distribution, (iv) any changes to the facilities used to manufacture Products, or (v) Supplier files for liquidation, bankruptcy, reorganization, compulsory composition, dissolution.

e)	Supplier shall maintain a minimum of two trained personnel for the manufacture of Products.

f)	Supplier shall report SSI’s inventory (Products and SSI provided materials) on a monthly basis by the 7th of each month. This report shall include part number, description, and quantity. SSI shall have the right to perform quarterly physical inventory of Products at Supplier’s facility.

2)	Engagement Overview.

a)	Quality Agreement. Responsibility, coordination, and execution of the Quality Requirements set forth in Schedule 2 attached hereto, as such schedule may be amended from time to time by mutual written agreement of the Parties.

b)	Manufacturing Services: Supplier shall plan, purchase, inspection, inventory, manufacture, test, and warehouse finished Product. Supplier shall also provide returned Product analysis & refurbishment services for the Products. In support of these Manufacturing Services, Supplier shall also fulfill all applicable quality requirements as outlined in Schedule 2.

c)	Fulfillment Services: Supplier shall ship Product upon orders from SSI. Additionally, Supplier shall purchase, warehouse, and ship non-Product items (e.g., marketing & sales materials) as specified by and on the behalf of SSI.

d)	Engineering Services: From time to time, SSI may request the Supplier to provide process engineering, product development and modification, and other services related to existing Products or new products in development, other than the Manufacturing Services. Supplier may also propose such Engineering Services to SSI. All Engineering Services will be provided by the Supplier in accordance with the provisions listed below.

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e)	Document Control Services: Supplier shall serve as SSI’s Document Control departmental function. SSI shall use Suppliers procedures and forms to initiate document changes. Supplier shall process SSI’s document changes according to Suppliers normal procedure.

3)	Specifications.

a)	Specifications.

The term “Specifications” shall mean, with respect to a Product, the Product’s “Device Master Record” (“DMR”) within the meaning of the Quality System Regulations (QSR) promulgated by the United States Food and Drug Administration (the “U.S. FDA”) from time to time and all the information contained in such DMR, such as but not limited to: device specifications (e.g. drawings, composition, formulation, and component specifications); production process specifications (e.g. equipment specifications, production methods, production procedures, and production environment specifications); quality assurance procedures and specifications (e.g. acceptance and reject criteria, test methods, and quality assurance equipment to be used); and packaging and labeling specifications (e.g. labels and packaging to be used, and methods and processes to be used). The Specifications comprise all documents transferred to the Supplier at the time of engagement.

b)	Specification Changes.

i)	Either party may request a “Specification Change” by submitting a change request in accordance with the Supplier’s Quality System.

ii)	All Specification Changes must be approved by both parties, in writing, in accordance with both party’s Quality Systems.

iii)	All Specification Changes must be validated and/or verified by the Supplier as not affecting the ability of the Supplier to meet any other Specifications in accordance with the Supplier’s Quality System.

4)	Forecasts, Orders, Prices, Invoicing & Payment.

a)	Forecasts. SSI shall provide Supplier a rolling non-binding 6-month forecast, which is updated on a monthly basis. The initial forecast is provided in Schedule 4.

b)	Purchase Orders. SSI shall issue written Blanket Purchase Orders for its Product requirements from time to time.

c)	Order Cancellation.

i)	If SSI cancels a Purchase Order after it has been accepted by the Supplier other than as a result of any negligence, intentional misconduct, or breach of this Agreement by the Supplier or on the Supplier’s behalf, SSI shall pay the Supplier for completed Products made in fulfillment of the cancelled Purchase Order and any raw materials or work in progress inventory purchased for the fulfillment of the cancelled Purchase Order, and all other non-cancellable costs or charges to which the Supplier may become subject (provided that the Supplier has used commercially reasonable efforts to minimize all such costs and charges), including only the following:

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(1)	Transfer Cost to SSI for all such finished units of Products in the Supplier’s possession per Schedule 1;

(2)	Supplier’s cost of all such inventory in the Supplier’s possession procured for SSI under this Agreement and not accepted by the Supplier for return (following a commercially reasonable attempt to return such inventory at expense to SSI) or selected by the Supplier for use with other customers, whether in raw form or work in progress;

(3)	Purchase Order cost of such inventory on order, not cancelable and not selected by the Supplier for use with other customers, whether in raw form or work in progress;

(4)	Any cancellation and restocking and other similar charges of the Supplier’s vendors incurred by the Supplier with respect to any such inventory accepted for cancellation or return by such vendors; and

(5)	Costs of labor (pro rata of Transfer Cost based on percent complete) incurred by the Supplier related to such work in progress for SSI’s canceled Purchase Order, and the storage, management, packaging, labeling, processing, insurance, shipment, etc. of such inventory and work in progress.

ii)	The Supplier shall prepare one or more statements invoicing cancellation costs and such invoices shall be due and payable within thirty (30) days of receipt by SSI. Upon such payment, all finished units of Products and inventory (including raw materials and work in progress) shall be delivered to and become the sole property of SSI.

iii)	The above liabilities shall be SSI’s sole and exclusive liability for cancellation of a Purchase Order and, notwithstanding anything herein to the contrary, under no condition shall SSI’s liability exceed the purchase price of the cancelled Products.

(1)	In addition, SSI’s total liability of inventory shall be limited to 3-months historical demand for each item.

d)	Order Changes.

i)	The Supplier will make commercially reasonable efforts to accommodate changes to SSI’s Purchase Orders, provided that the Supplier shall notify SSI of the predicted costs of such accommodation, and if SSI still desires the changes, SSI shall be liable to the Supplier for the actual costs of such accommodation not to exceed the predicted costs.

ii)	The Supplier will notify SSI immediately if it believes that it may be unable to fulfill all or any portion of an accepted Purchase Order.

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e)	Packaging, Shipping and Delivery. The Supplier shall ship the Products in accordance with the Specifications and any other packaging, labeling, and shipping instructions provided by SSI. Unless otherwise specified in the Purchase Order, all Product deliveries shall be shipped F.C.A. (Incoterms 2000) the Supplier’s shipping point to the destination specified by SSI for delivery, and the Supplier shall (at SSI’s request and reasonable expense) insure such shipments against any loss or damage to the goods caused during shipment. The Supplier shall not be liable for any costs or expenses, which might be incurred by SSI as a result of any delays in delivery by the shipper, unless caused by the negligence, intentional misconduct, or failure to adhere to the Specifications or SSI’s other shipping instructions of the Supplier or on the Supplier’s behalf. Title and risk of loss to the Products shall pass to SSI upon the Supplier’s delivery to the shipper.

f)	Manufacturing Services:

i)	For the first three lots (“Qualification Lots”), Supplier shall invoice SSI on a time and materials basis. Invoices shall indicate part number, the number of Product units, hours & rate, and extended cost for each Product. At the conclusion of the Qualification Lots, the Parties shall negotiate in good faith to complete the monetary parts of Schedule 1, which shall serve as an addendum to this Agreement.

ii)	Thereafter, the Supplier shall issue invoices to SSI on a calendar monthly basis for Manufacturing Services. The Manufacturing Services will be billed based on the number of Products manufactured and put to stock (net of yield) during the calendar month and the Transfer Cost per Schedule 1. Invoices shall indicate part number, the number of Product units, respective Transfer Cost, and extended cost for each Product.

(1)	The parties agree to review Transfer Cost promptly after the second month of invoicing on a per unit basis and negotiate in good faith any cost changes caused by labor, overhead, or materials.

iii)	In the event SSI provides materials, Supplier shall provide a credit memo for the mutually agreed upon value of such materials. To the degree possible & practicable, supplied materials will be credited toward the Product (as listed in Schedule 1) to which the material belongs (“Product Total Credit”). The cost of the supplied materials by Product may be determined by summing the product of unit cost and usage (“Product Unit Credit”). This Product Unit Credit shall be applied to each unit invoiced until the Product Total Credit is exhausted. If supplied materials that are scrapped, obsoleted, or replaced with another material at the direction of SSI the representative amount shall be removed from the Product Total Credit, and the Product Unit Credit shall be updated.

(1)	For example, if SSI provides several different materials to assemble the Sensor, which aggregate to $2500 and $25 per sensor, the Product Unit Credit would be $25 per sensor and would apply for 100 sensors.

iv)	Supplier shall not exceed and SSI’s maximum liability shall be limited by the maximum inventory targets established in Schedule 1.

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v)	Returned Product Analysis and Refurbishment shall be performed on a time and materials basis per Schedule 3.

g)	Fulfillment Services

i)	Unless otherwise specified, Supplier shall use SSF's shipping accounts.

ii)	Supplier shall provide appropriate warehousing with appropriate security and environmental conditions, considering the goods. The Fulfillment Services shall include 192 cubic feet (e.g., a 3’ x 8’ x 8’ rack) of storage. Space beyond that will be invoiced at a rate of $0.375 per cubic foot.

iii)	The Supplier shall issue invoices to SSI on a calendar monthly basis for Fulfillment Services. The Fulfillment Services will be billed based on the number of shipments during the calendar month at the rate as detailed in Schedule 1. Invoices shall clearly indicate the number of shipments, per Shipment Cost, and extended cost.

h)	Engineering Services:

i)	Prior to commencement of any Engineering Services, the Supplier shall provide SSI an estimate of all fees, costs, and expenses to SSI for all Services, which shall include a description of the Engineering Services to be performed, number of hours, and billing rate.

ii)	SSI’s approval of the Engineering Services will be through the issue of a SSI purchase order.

iii)	Supplier shall notify SSI prior to commencing any Engineering Services when significant changes (+20% of estimate) in fees, costs, or expenses are anticipated. In such an event, SSI shall have the option to approve in writing the excess expenses.

iv)	Under no circumstance will SSI be financially liable to the Supplier or any other person or entity for more than the SSI approved fees, costs, and expenses, as expressed on the purchase order for such Engineering Services.

v)	The Supplier shall issue invoices to SSI on a weekly basis for any accrued Engineering Services. The Engineering Services will be billed on the “percent-of-completion” basis with payment due within thirty (30) days of receipt of an invoice.

vi)	Engineering Services shall be performed on a time and materials basis, according to the rates detailed in Schedule 3.

i)	Document Control Services

i)	The Supplier shall issue invoices to SSI on a calendar monthly basis for Document Control Services. The Document Control Services will be billed based on the number of hours during the calendar month and the Transfer Cost per Schedule 3. Invoices shall clearly indicate the number of hours, billing rate, and extended cost.

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j)	Forms. SSI expressly rejects all terms and conditions with respect to any order for or delivery of any Products proposed by the Supplier (through a preprinted invoice or packing slip or otherwise) that are different from or in addition to those contained in this Agreement and to which SSI does not expressly agree in a writing identifying the specific terms and conditions agreed upon and signed by an authorized representative of SSI, and such terms and conditions shall not become a part of this Agreement or such order.

5)	Specific Manufacturing Quality Requirements.

a)	Traceability.

i)	The Supplier shall maintain inventory, work order, and distribution systems such that complete lot and serial number traceability can be maintained for lot and serial number controlled components and Products as specified in the Specifications.

b)	Quality Records.

i)	Supplier shall maintain all quality records associated with the services provided under this Agreement in compliance with all applicable regulatory requirements. Such records, include, but are not limited to: Device Master Records, purchasing records, receiving inspection records, Lot History Records, in-process and final inspection records, shipping records, material review board, non-conforming material records, corrective and preventive action records, and document changes. Supplier shall make quality records available to SSI within 48-hrs of request.

ii)	Supplier shall retain records of manufacture of all Products for no less than five (5) years after such manufacture, after which Supplier shall records are returned to SSI or disposed of, whichever SSI prefers. Records shall be maintained according to the Supplier’s Quality System requirements.

iii)	Supplier shall provide SSI quarterly quality reports on the following that relate the Product: number of Products built, number of Products shipped, number & nature of CAPAs, Pareto analysis of non-conformances, Pareto analysis on in-process & final yield, and Pareto analysis on complaint analysis.

6)	Post market responsibilities.

a)	SSI will initiate and Supplier will investigate and handle complaints and Product returns from end-users regarding any Products.

b)	The Supplier shall complete the returned Product investigation in a timely manner.

c)	SSI is responsible for conducting product recalls of all Products, which SSI will control in its sole and absolute discretion. SSI will reimburse the Supplier for all reasonable, out-of-pocket direct costs and expenses incurred by the Supplier in cooperation of such recall except if the recall was due to negligence, intentional misconduct, or failure to meet any Specifications of the Supplier or on the Supplier’s behalf, in which case the Supplier shall reimburse SSI for all reasonable, out-of-pocket direct costs and expenses of such recall.

d)	The Supplier is responsible for maintaining manufacturing, inventory, and distribution identification and traceability records of all Products and to make such records available to SSI if needed for any recall or advisory notices.

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7)	Tools and Fixtures. SSI may purchase some tooling and fixtures that are required for development and production of any Products which the Supplier does not own. All such tooling and fixtures shall be for SSI's exclusive use unless otherwise agreed upon by both parties in writing. Such tooling and fixtures shall be owned by SSI and identified as SSI assets consigned to the Supplier.

8)	Limited Warranties.

a)	General Warranty. The Supplier warrants to SSI that: (i) the Supplier shall perform the Services and its other obligations hereunder in a professional manner, in conformity with the Supplier’s written specifications or instructions, and in compliance with all applicable laws and regulations; (ii) the Supplier has all requisite authority and permits to enter into, deliver, and perform its obligations under this Agreement; and (iii) this Agreement does not conflict with any contractual commitment or other legal obligation of the Supplier.

b)	Product Warranty. The Supplier warrants to SSI that each unit of the Products shall be manufactured, tested, packaged, labeled, and stored in accordance with the procedures set forth in the Specifications and the Supplier’s Quality System, shall be free from defects in materials and workmanship, and shall conform to all applicable Specifications for a period of two (2) years commencing from the date of manufacture of such unit by or on behalf of the Supplier (the “Product Warranty Period”). This Product warranty shall apply provided;

i)	SSI notifies the Supplier in writing within thirty (30) days after discovering or being made aware of a defect or non-conformity;

ii)	the defective/non-conforming units of Product are returned to the Supplier no later than thirty (30) days following the expiration of the Product Warranty Period;

iii)	this Product warranty in no case shall exceed the standard shelf life for the applicable Product; and

iv)	this Product warranty shall not include or cover defects that can be shown to result from errors in Specifications or Specification Changes approved by SSI;

v)	this Product warranty shall be null and void as to any unit of Product if such unit is abused, used in contravention of the applicable Specifications, modified by any person or entity other than the Supplier, damaged after being shipped by the Supplier due to an accident, Act of God or otherwise, is placed in an unsuitable physical or operating environment by any person or entity other than the Supplier, is not properly maintained by any person or entity other than the Supplier, or fails due to use by any person or entity other than the Supplier with products not described in the Specifications;

vi)	at the end of the Product Warranty Period, this Product warranty will expire and any liability of the Supplier under this Product warranty, in relation to any units of Products for which warranty claims are not made during the Product Warranty Period will terminate.

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c)	Limitation of Liability. Except for claims arising out of the Supplier’s negligence or intentional misconduct, SSI’s sole and exclusive remedy in the event of a breach of the Product warranty above shall be (i) repair or, at the SSI’s sole discretion, replacement of the affected units of Product at the Suppliers cost, in either of which cases, the Product Warranty Period shall expire on the date that is two (2) years from the date the repaired or replaced units of Product were manufactured by or on behalf of the Supplier or (ii) if the Supplier is unable to repair the affected units so that they are no longer defective or non-conforming or replace the affected units with units that are not defective or non-conforming within thirty (30) days from the date the warranty claim is made, a full refund of all amounts paid by SSI for such units. This paragraph is not intended, and shall not be construed, to limit the Supplier’s liability or SSI’s rights with respect to an investigation or recall under Section 6 or any indemnification under Section 10 below.

9)	Confidentiality.

a)	General Obligation. All information provided by either party (“Disclosing Party”) to the other party (“Recipient”) shall be governed by this Section.

b)	Proprietary Information. The term “Proprietary Information” shall mean: (i) all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, prior to or at the time any such trade secret, confidential or proprietary information initially is disclosed by the Disclosing Party to the Recipient; and (ii) all other information that is otherwise disclosed in circumstances of confidence or should be understood by the Recipient, exercising reasonable business judgment, to be a trade secret, confidential, or proprietary. Without limiting the generality of the foregoing: (x) all information that is disclosed without an appropriate proprietary designation shall constitute Proprietary Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made; and (y) all Work Product shall be deemed to be SSI’s Proprietary Information from the moment of its creation, for which SSI is the Disclosing Party and the Supplier is the Recipient hereunder, whether or not it actually has been disclosed to or by SSI. The Recipient acknowledges that Proprietary Information of the Disclosing Party may include, without limitation, information regarding the Intellectual Property, proposed products, research or development activities, marketing plans, business plans, specifications, costs of production, prices, volume of sales, actual or prospective customers and suppliers, personnel, business opportunities, or financial condition of the Disclosing Party or its licensors, licensees, customers, suppliers, consultants, or other contracting parties.

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c)	Disclosure. The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information. The Recipient shall use such Proprietary Information only for the purpose of fulfilling its obligations or exercising its rights under this Agreement and shall not use such Proprietary Information for any other purpose, for its own benefit, or the benefit of any other person or entity without the prior written consent of the Disclosing Party, which may be withheld in the Disclosing Party’s sole and absolute discretion. The Recipient shall disclose Proprietary Information received by it only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties under this Agreement, are informed of the confidentiality of the Proprietary Information, and are legally bound to protect the confidentiality of such Proprietary Information.

d)	Limitation on Obligations.

i)	The obligations of the Recipient specified above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

(1)	is generally known to the public at the time of initial disclosure by the Disclosing Party to the Recipient (or, in the case of any Work Product, at the time of initial development by the Supplier) or becomes generally known through no wrongful act on the part of the Recipient at the time of an alleged breach hereof;

(2)	is in the Recipient's possession at the time of disclosure free of any confidentiality, fiduciary, or similar obligation, otherwise than as a result of Recipient's breach of any confidentiality, fiduciary, or other legal obligation, provided that this exception shall not apply where the Recipient is the Supplier and the Proprietary Information is any Work Product; or

(3)	becomes known to the Recipient free of any confidentiality, fiduciary, or similar obligation through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information without any such obligations.

ii)	This Section shall not be construed as prohibiting the independent development of any information by or for Recipient by persons without access or reference to, or reliance upon, the Proprietary Information.

iii)	Notwithstanding anything in this Agreement to the contrary, the Recipient may disclose Proprietary Information to the extent necessary to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure or cooperates with the Disclosing Party’s attempts to do so (in each case at the expense of the Disclosing Party for the Recipient’s reasonable, out-of-pocket direct costs and expenses).

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e)	Ownership of Proprietary Information. The Recipient agrees that, except as otherwise set forth in this Agreement (including without limitation Section 9(d) above), as between the Recipient and the Disclosing Party, the Disclosing Party is and shall remain the exclusive owner of its Proprietary Information and all Intellectual Property embodied therein.

f)	Return of Documents. The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all tangible manifestations of Proprietary Information received by the Recipient (and all copies and reproductions thereof) in the Recipient’s possession and shall erase all digital records of Proprietary Information received or created by the Recipient and in the Recipient’s possession; provided that the Recipient’s attorneys may keep one archival copy of the same for the sole purpose of evidencing the information provided and provided further that Recipient may retain copies of Proprietary Information solely to the extent required by applicable law (such as but not limited to the U.S. FDA-QSR).

10)	Indemnification.

a)	To the extent Supplier provides services associated SSI’s Quality System in the capacity as SSI’s Regulatory function (“Regulatory Services”) SSI absolves Supplier of any liabilities. SSI shall indemnify and hold Supplier harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings by any third party arising from such Regulatory Services.

b)	SSI Indemnification of the Supplier. SSI shall defend and hold harmless the Supplier and its officers, directors, and employees, from and against any and all claims, demands, causes of action, suits, or proceedings brought by a third party (each a “Third Party Claim”) and will indemnify and hold harmless each of the foregoing from and against any and all Losses that result from such Third Party Claims, in each case only to the extent that such Third Party Claims and corresponding Losses are based upon allegations that:

i)	there exists a defect in the design specified by SSI to the Supplier of any Products (including a defect in any materials existing as of the time such materials were provided to the Supplier by a third party with respect to which materials SSI’s Specifications required to be purchased from such third party, unless such defect was not detected by the Supplier as a result of the negligence, intentional misconduct, or failure to adhere to the Specifications or the Supplier’s Quality System, of the Supplier or on its behalf);

ii)	the manufacture, sale, or use of any Product in accordance with its Specifications, infringes a patent, copyright, trade secret or other proprietary right of a third party, except as provided in Section 10(b) below; or

iii)	are based upon any death, injury to any person, or damage to any property if alleged or found to be caused by any Product, unless such death, injury, or damage is alleged or found to have resulted from the negligence, intentional misconduct, or failure to adhere to the Specifications or the Supplier’s Quality System, of the Supplier or on its behalf.

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c)	Supplier Indemnification of SSI. The Supplier shall defend and hold harmless SSI and its officers, directors, employees, and agents from and against any and all Third Party Claims and shall indemnify and hold harmless each of the foregoing from and against any Losses resulting from such Third Party Claims, in each case only to the extent that such claim and corresponding Losses are based upon allegations that:

i)	if true, would constitute a breach of any of the Supplier’s representations, warranties, or covenants in this Agreement or any Certificate of Conformance;

ii)	the performance of any Services or the manufacturing, testing, packaging, labeling, storage, or other processes used by the Supplier or on its behalf (other than as a necessary result of an instruction from SSI) infringe the Intellectual Property of a third party; or

iii)	are based upon any death, injury to any person, or damage to any property alleged or found to have resulted from the negligence, intentional misconduct, or failure to adhere to the Specifications or the Supplier’s Quality System, of the Supplier or on its behalf.

d)	Indemnification Procedure. A party claiming indemnification (each an “Indemnified Party”) shall provide prompt written notice to the other party (each an “Indemnifying Party”) of any and all Third Party Claims for which indemnification is sought and all notices, claims, demands, pleadings, and other facts or circumstances that may, in the Indemnified Party’s reasonable judgment, be likely to result in a claim for indemnification. The Indemnified Party’s failure to provide such prompt written notice shall reduce the indemnification obligation of the Indemnifying Party to the extent that such failure resulted in demonstrable prejudice to the Indemnifying Party. The Indemnified Party shall promptly tender defense of any litigation or other formal dispute to the Indemnifying Party, and the Indemnifying Party shall select counsel of its choice, reasonably acceptable to the Indemnified Party for such litigation or dispute. The Indemnified Party shall cooperate completely with the Indemnifying Party, including without limitation providing timely responses to all discovery requests and providing expert and factual witnesses as necessary or desirable. The Indemnifying Party shall have the sole authority to negotiate and settle such claims to the extent of the applicable indemnification obligation, provided that any such settlement that does not include a full and irrevocable release of all known and unknown claims against any and all Indemnified Parties is otherwise reasonably acceptable in form and substance to the Indemnified Parties. If any Indemnified Party does not agree to any settlement proposed by the Indemnifying Party, the Indemnifying Party shall thereafter be liable to such Indemnified Party only up to the monetary amount of the proposed settlement.

11)	Term and Termination.

a)	Term: This Agreement is effective from the Effective Date and shall remain in force until terminated by one of the parties as provided herein.

b)	Termination for Convenience. SSI may terminate this Agreement by giving the Supplier not less than three months written notice prior to the effective date of such termination.

c)	Termination for Cause. The term of this Agreement shall terminate:

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i)	automatically, if one of the parties fails to perform any material obligations hereunder, and such material obligations remain uncured thirty (30) days following the date that the other party delivers to the defaulting party written notice describing such performance failures; or

ii)	immediately upon notice by either party if the other party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution (and such action has not been dismissed or discharged within ninety (90) days), or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute).

d)	Effect of Termination/Survival. Upon expiration or termination of this Agreement:

i)	the following provisions shall survive along with all definitions and all other provisions that by their nature or terms should survive: Sections 4(c), 4(d), 4(j), 6, 8, 9, 10, 11(d), 11(e), and 13 through 25.

ii)	SSI shall immediately pay all unpaid amounts due to the Supplier, other than any amounts that are the subject of a good faith dispute between the parties; and

iii)	the Supplier shall cease all Services and all manufacturing activities except as necessary to complete any accepted Purchase Orders hereunder; and

iv)	the Supplier shall remove and ship all Product, all associated quality records, un-returnable inventory, SSI-owned tooling and fixtures to SSI or its designee at SSI’s expense for the reasonable, out-of-pocket direct costs incurred by the Supplier as a result thereof, unless termination was caused by Supplier’s breach, in which case the Supplier shall bear all such costs.

e)	Transition. Upon termination of this Agreement, and for a period of ninety (90) days thereafter, the Supplier shall use its commercially reasonable efforts to provide reasonable cooperation and assistance (including without limitation knowledge, materials sourcing, and transfer of unused materials and unfinished inventory) to transition production of the Products and performance of any Services to a party designated by SSI. The Supplier may invoice SSI for reasonable, out-of-pocket direct costs incurred by the Supplier in rendering such transition services, unless termination was caused by the Supplier’s breach, in which case the Supplier shall bear all such costs.

12)	Required Approvals. Each party shall obtain all domestic and foreign governmental licenses, permits and approvals required for such party's performance in fulfilling this Agreement. Without limiting the generality of the foregoing:

a)	SSI shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders and for obtaining all applicable U.S. FDA, international ISO/CE and other governmental agency product and design approvals and applicable foreign agency approval for sale of the Products;

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b)	The Supplier shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders applicable to the performance of any Services or the design, development, manufacture, packaging, labeling, storage, and shipping of the Product; and

c)	Supplier shall obtain and maintain an ISO 13485 certification by a notified body.

13)	Insurance. The Supplier shall maintain during the term of this Agreement and for five (5) years thereafter, at its expense: (a) not less than two million dollars ($2,000,000) of property insurance covering all raw materials and work in progress inventory, all finished units of Products, and all tooling and equipment owned by SSI hereunder while on the Supplier’s premises or under the Supplier’s control; and (b) not less than two million dollars ($2,000,000) of products liability insurance, on an aggregate and per incident basis. The Supplier will provide to SSI certificates of such insurance within five (5) days of any request by SSI. The Supplier will notify SSI promptly of any cancellation of or change in such insurance.

14)	Relationship of Parties. The relationship of SSI and the Supplier is that of buyer and seller/manufacturer, respectively, of goods. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, joint venture, agency, fiduciary, employment, or third-party beneficiary relationship or a transfer of any Intellectual Property of SSI to Supplier, and neither party hereto shall be authorized to act in the name of the other or enter into any contract or other agreement, which binds or creates a liability or obligation on the other, or hold itself out as having the authority to do any of the same. The Supplier’s employees will not be eligible for any employee benefits from SSI, and SSI will not make any deductions from the Supplier’s fees for taxes (except as otherwise required by applicable statute, regulation, order, or other law). Any taxes imposed on the Supplier due to activities performed hereunder will be the sole responsibility of the Supplier.

15)	Enforceability. If any of the provisions of this Agreement, or portions thereof, are found to be invalid or unenforceable by any court of competent jurisdiction the remainder of this Agreement shall nevertheless remain in full force and effect and the parties will negotiate to replace such provision with a new valid, enforceable provision that most closely approximates the economic effect of the provision found invalid or unenforceable.

16)	Force Maieure. Neither SSI nor the Supplier shall be liable for any failure to perform obligations under this Agreement if prevented so by acts of God, fires, floods, storms, epidemics, earthquakes, riots, civil disobedience, wars or war operations, or restraint of government, provided that the affected party promptly notifies the other party of the cause of the failure and uses and continues to use best efforts to overcome such cause. If such cause continues for a period of one month and is not overcome by the affected party, the other party may cancel this Agreement without liability for such cancellation.

17)	Waiver. No breach of any provision of this Agreement may be waived except by a writing signed by an authorized representative of the waiving party. The waiver of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision or of any subsequent breach of the same provision.

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18)	Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors, administrators and assigns; provided however that as SSI has specifically contracted for the services to be provided by the Supplier hereunder, the Supplier may not assign, delegate, or otherwise transfer the Supplier’s obligations under this Agreement or assign, pledge, hypothecate, mortgage, encumber, or otherwise transfer any finished units of Products, any work in progress inventory, or any equipment or tooling owned by SSI hereunder either in whole or in part without the prior written consent of SSI, which may be withheld in SSI’s sole and absolute discretion. Any attempt to do any of the foregoing in violation of this Section shall be null and void.

19)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflicts of laws principles.

20)	Dispute Resolution, Consent to Arbitration and Venue. The parties agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them (but excluding disputes, claims and controversies in which a third party is a necessary party), arising from this Agreement, including without limitation contract disputes and tort claims, shall be arbitrated in either San Francisco County, San Mateo County, or Santa Clara County, California, at the election of the party seeking arbitration, pursuant to the Commercial Rules of the American Arbitration Association by a panel of three arbitrators. The provisions of California Code of Civil Procedure Section 1283.05 shall apply to any such arbitration. All expenses of such arbitration shall be borne equally by the parties, except as otherwise provided below. Any arbitration decision shall be final and non-appealable unless the parties mutually agree otherwise in writing before a final decision by the panel of arbitrators. Any arbitration order or award may be enforceable in an appropriate court as provided herein. Each party shall select one arbitrator and those two arbitrators shall select the third arbitrator to form the panel. Each party reserves the right, notwithstanding the foregoing, to seek equitable relief in a court of competent jurisdiction in any appropriate state or federal court. The prevailing party in any arbitration or court proceeding is entitled to be reimbursed for any and all reasonable attorney’s fees, expert fees, and costs of suit from the losing party. The Supplier acknowledges and agrees that damages will not be an adequate remedy in the event of any breach of any of the Supplier’s confidentiality or Intellectual Property related obligations under this Agreement. Accordingly, the Supplier agrees that SSI shall be entitled (without limitation of any other rights or remedies otherwise available to SSI and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the occurrence, continuance, or recurrence of any breach of this Agreement.

21)	Retained Rights. Nothing in this Agreement is intended to limit the ability of either party to engage in any business or activity with any other person or entity, subject to performing its obligations hereunder. Notwithstanding the foregoing, during the term of this Agreement and for three (3) years after its termination, the Supplier will not, directly or indirectly, recruit, solicit, or induce any employee or contractor of SSI to terminate his or her relationship with SSI.

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22)	Notices. Any notice, report, approval, consent or other correspondence required or permitted to be given hereunder will be in writing and shall be deemed received when delivered personally or on the first business day on or after being sent by facsimile, or on the first business day that is at least 72 hours after being deposited in the U.S. mail or courier service postage prepaid. The parties agree that all such notices will be sent to the address or facsimile number of the party set forth on the signature page hereto or to such other address or number as such party may provide to the other by written notice.

23)	Entire Agreement; Modifications. Except as expressly provided herein with respect to the Consulting Agreement, this Agreement represents the entire understanding between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether in written, oral, electronic, or other form, with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by authorized representatives of each of the parties hereto.

24)	Definitions.

a)	“Improvements” shall mean all improvements to inventions disclosed or claimed in SSI Patents and all Know-How hereafter created or acquired during the fulfillment of this Agreement by the Supplier or jointly by one or more employees of SSI and the Supplier, including without limitation advances, developments, modifications, enhancements, variations, revisions, adaptations, extensions or any element thereof, utilizing or incorporating, or based on, any existing Know-How or any inventions disclosed or claimed in any Patents, whether such improvements are patentable or not.

b)	“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether or not patented or patentable and whether or not reduced to practice) and all patents and patent applications related thereto; copyrights; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; and all registrations and applications for registration related thereto; and all other intellectual or industrial property rights.

c)	“Know-How” shall mean the know-how, technical information and confidential technical data, together with all trade secrets, unpatented technical knowledge and inventions, confidential manufacturing procedures and methods that are related to the Products.

d)	“Losses” shall mean any and all damages, liabilities, judgments, costs, and expenses (including reasonable attorneys' fees and expenses), and amounts paid in settlement.

e)	“Patents” shall mean those patents and patent applications that are now or hereafter owned or acquired by SSI that are infringed by the Products.

f)	“Quality System” shall include the following processes and procedures and quality requirements:

i)	Design Controls: The U.S. FDA-QSR and all other applicable rules and regulations of governmental or regulatory agencies in those jurisdictions throughout the world in which SSI informs the Supplier any Products are intended for distribution;

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ii)	Procedures: Mutually agreed upon document with procedures for manufacturing, testing, packaging, labeling, storing, and shipping Products;

iii)	Quality Plans: Mutually agreed upon document outlining component quality plans and assembly quality plans for Product; and

iv)	Specification Change: Document approved by the Supplier and SSI for changes in Specifications.

25)	Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized persons as of the Effective Date indicated above.

SUPPLIER: Phoenix DeVentures, Inc.	Supplier Contact Information for Notices:

By:	/s/ Jeff Christian	Address:	18655 Madrone Pkwy

Name:	Jeff Christian	Suite 180

Title:	President	Morgan Hill, Ca 95037

Facsimile:	408-779-2385

Telephone:	408-786-5094

SSI, Inc.	SSI Contact Information for Notices:

By:	/s/ Bob McRae	Address:	2330 NW Everett St

Name:	Bob McRae	Portland, OR 97210

Title:	Chief Operating Officer

Facsimile:	800-303-7259

Telephone:	877-774-4211

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Schedule 1

Products & Shipping

Part Number	Product	Unit Transfer Cost	Inventory Target Range [weeks of Forecasted Demand]
44-0003	FloChec Printer	Cost* + $3.50	3 – 6
44-0001	FloChec Configured Laptop	Cost* + $30.25	2 – 4
42-0001	FloChec Reusable Sensor	$108.52/each	3 – 6
43-0001	FloChec USB Interface	$165.64/each	3 – 6
91-0002	USB Cable + FloChec Box	$6.77/each	n/a
	Each Product above may also have a corresponding refurbished part number	n/a (time & materials)	n/a
*Cost is the Supplier’s average cost during the calendar quarter

Shipping Service Charges

Shipping Services shall be charged per the schedule below. A shipment is defined by a single destination.

Description	Fee
Planned Shipment Services	time basis per schedule 3
Per Un-planned* Shipment Fee	$30/shipment
*Unplanned is a shipment that is requested with less than 48-hrs notice.

SUPPLIER: Phoenix DeVentures, Inc.	SSI, Inc.

By:	/s/ Jeff Christian	By:	/s/ Bob McRae

Name:	Jeff Christian	Name:	Bob McRae

Title:	President	Title:	Chief Operating Officer

Date:	9/12/2011	Date:	9/4/11

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Schedule 2

Quality Responsibility Matrix

DUTIES	SSI	Supplier	N/A	COMMENTS
1. RAW MATERIAL AND COMPONENTS
-Specifications Development	X
& Maintenance		X
-Specifications Control in Plant/SOPs		X
-Ordered from Approved Suppliers		X
-Receipt/Warehousing/Segregation of Materials		X
-Incoming inspection, sampling & testing		X
-Retest as necessary for release		X
-Retest for expiration			X	No expiration date on product
-Inventory Management & Accountability		X
-Destruction of Waste Materials		X
-Retain Samples (Active RM)			X
-Labeling Control & Accountability		X
-Disposition of Materials (Release/Reject)		X
-Use of Materials out of Specifications – Deviations		X		With approval from SSI
-Suppliers Audits		X
-Approved Supplier List		X
2. WORK-IN-PROGRESS
-Specifications Development	X
& Maintenance		X
-Manufacturing Directions Development		X
& Maintenance		X
-Specifications Control in Plant		X
-Area/Equipment Set Up & inspection		X

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DUTIES	SSI	Supplier	N/A	COMMENTS
-Sanitization - Manufacturing Areas			X	Product non-sterile
-Filling Machinery & Equipment Sanitization			X	Product non-sterile
-Line Clearance Procedure		X
-Lot records/DHR issuance & maintenance		X
-Equipment -maintenance, integrity & calibration		X
-Environmental & Personnel monitoring			X	Not assembled in a CER
-Lot record/DHR review		X
-Cleaning records & Logs			X	Not assembled in a CER
-Dispensing records & Logs		X
-in-Process sampling analysis & testing		X
-Deviations from Bulk Parameters Specifications			X	No bulk materials in Product
-Development of Bulk and WIP Parameters/Annual Rev.			X	No bulk materials in Product
-Documentation System and SOPs		X
-Changes to Process Parameters		X		With approval from SSI
-Final Product sampling and testing		X
-Disposition of Product (release/reject)		X
-Destruction of Waste Materials		X
3. PACKAGING
-Specifications Development	X
& Maintenance		X
-Specifications Control in Plant		X
-Line Clearance Procedure		X
-Environmental & Personnel monitoring			X	Not assembled in a CER
-Labeling controls & reconciliation		X
-Lot number, Control		X
-Expiration Date Control			X	No expiration date on product

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DUTIES	SSI	Supplier	N/A	COMMENTS
-Expiration Dating Development			X	No expiration date on product
-Cartoning & Bundling		X
-Palletizing and Storage		X
-Quarantine and Storage SOPs		X
-Deviations from Packaging Specifications		X		With approval from SSI
-Product sampling, inspection and testing			X	No sterile barrier
4. PRODUCT RELEASE
-Specifications Development and	X
& Maintenance		X
-Quarantine release SOPs		X
-Product release SOPs		X
-Standard Analytical & Microbiological Tests			X	Product non-sterile
-Lot record/DHR review		X
-Environmental monitoring review (air, water, steam, pressure)			X	Not required for product manufacturing
-Tests Problem Resolution procedures		X
-Deviation(s) reporting, investigations & Documentation		X		With approval from SSI
-Finished Goods Retesting		X		With notification to SSI
-Disposition of Product (release/rejection)		X
-Evaluation of Finished Product with Deviations from specs		X		With approval from SSI
-Destruction of Waste Materials		X
-Quarantine & Quarantine release procedures		X
-Certificates of Compliance			X
5. STABILITY PROGRAM			X	No expiration date on product
6. CUSTOMER COMPLAINTS
-Standard Operating Procedure-in Plant	X	X
-Logging/Receipt	X

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DUTIES	SSI	Supplier	N/A	COMMENTS
-Retain sampling/returned Product, handling & testing		X
-analysis		X
-in Plant laboratory		X
-outside laboratory		X
-Synchrony on records with Company	X	X
-Reporting (Internal & External)	X	X		SSI External; Supplier Internal
7. GENERAL & FACILITY
-SOPs, Guidelines, Practices and Policies		X
-monitoring, maintenance, calibration of
-ESD		X
-water Systems (Dl, WFI)			X	Product not sensitive to these systems
-Clean air System			X	Product not sensitive to these systems
-HVAC System			X	Product not sensitive to these systems
-steam System			X	Product not sensitive to these systems
-pressure System			X	Product not sensitive to these systems
-Periodic Product review
-Data Collection		X
-Written Report (Process, Analytical & Complaint Data)		X
-General records Systems	X	X
-Documentation System in Plant
-Records Retention (Lot records/DHRs)		X
-Change Control in Plant		X
-Retain Samples Management			X	Retained samples not necessary
-Training and Education		X
-Process and Product Validation
-Facility and Systems		X

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DUTIES	SSI	Supplier	N/A	COMMENTS
-Equipment		X
-Product	X			SSI: Product Validation; Supplier: Process Validation
-Revalidation	X	X		SSI: Product Validation; Supplier: Process Validation
-New Products	X
-Quality Alert System	X	X

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Schedule 3

Engineering Services Fee Schedule

Role	Rate
Management	$175/hr
Engineering	$135/hr
Assembly	$65/hr
Document Control	$95/hr
Shipping	$95/hr

Schedule 4

Initial [draft] Forecast

Month	Units
June-2011	25
July-2011	25
August-2011	25
September-2011	25
October-2011	25
November-2011	25
December-2011	25

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